FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.
ANNOUNCES CEO TRANSITION

- - Patrick Kaltenbach to Become CEO - -
- - Olivier Filliol Remains Member of Board of Directors - -

COLUMBUS, Ohio, USA –December 15, 2020 – Mettler-Toledo International Inc. (NYSE: MTD) today announced that Olivier Filliol, after 13 years as CEO, has chosen to step down and the Board of Directors has agreed on a CEO transition. Patrick Kaltenbach, President of the Life Sciences Segment at Becton Dickinson, will join the Company in January and assume the CEO position from Filliol on April 1, 2021. Filliol will remain a member of the Board of Directors, and in addition, he will support the Company in marketing and other organizational matters.

Robert Spoerry, Chairman of the Board, stated, "We want to sincerely thank Olivier for his tremendous contributions as CEO. Under his excellent leadership, METTLER TOLEDO strengthened its strategy, enhanced its market position and developed powerful and highly innovative corporate programs. He fostered a commitment and enthusiasm for operational excellence that have translated into outstanding financial results and position the Company very well for the future. We are pleased that Olivier will remain on the Board and METTLER TOLEDO will continue to benefit from his unique expertise."

Patrick Kaltenbach joined Becton Dickinson in 2018 to lead its Life Sciences Segment, which has annual revenues in excess of $4.5 billion. He was President of Life Sciences and Applied Markets Group at Agilent from 2014 to 2018. Previously, he held wide-ranging and increasing leadership roles at Agilent and its predecessor company, Hewlett Packard, since joining in 1991.

Spoerry commented, "It is with excitement and great confidence that we welcome Patrick as the next CEO of METTLER TOLEDO. Patrick has a strong record of driving growth, gaining market share and increasing operating income. He brings extensive global experience and industry know-how to the Company. We are convinced Patrick will be an excellent cultural fit, and he is committed to continue to drive our current strategic growth initiatives."

Filliol commented, "I am very happy to welcome Patrick to METTLER TOLEDO and look forward to working with him. The timing of this transition is ideal, as our organization has never been stronger. We have an exceptional team throughout the world, and our strategic growth initiatives and corporate programs, including Spinnaker and SternDrive, are well advanced and have strong momentum. I am confident that Patrick will lead the team to further our successful track record."

METTLER TOLEDO is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses. We have a workforce of more than 16,000 and a direct presence in approximately 40 countries with manufacturing operations in Europe, the Americas and Asia. With proven organic growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. Our long-term orientation has produced extensive sustainability achievements including attaining carbon neutral status in 2020. For more information, visit www.mt.com.

Contact info:
Mary Finnegan, Investor Relations
mary.finnegan@mt.com